Exhibit 99.1

PSB HOLDINGS, INC. ANNOUNCES DECEMBER 2013 QUARTERLY

EARNINGS OF $.95 PER SHARE AND ANNUAL EARNINGS OF $2.87 PER SHARE

Wausau, WI. – January 27, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) reported December 2013 quarterly earnings of $.95 per share on net income of $1,561,000 compared to earnings of $1.01 per share on net income of $1,685,000 during the December 2012 quarter. Earnings during the year ended December 31, 2013 were $2.87 per share on net income of $4,744,000 compared to earnings of $3.61 per share on net income of $6,009,000 during 2012. The results of all periods were significantly impacted by special items including a $3,340,000 credit write down during 2013 and PSB’s acquisition of Marathon State Bank during 2012.

Excluding the large credit write down and the related reductions to employee incentive costs, and the gain on purchase of Marathon and related acquisition expenses, proforma December 2013 quarterly earnings would have been $.96 per share on net income of $1,588,000 compared to proforma earnings of $.90 per share on net income of $1,507,000 during the December 2012 quarter, up 7% per share. Likewise, proforma earnings for the year ended December 31, 2013 would have been $3.91 per share on net income of $6,451,000 compared to proforma earnings of $3.47 per share on net income of $5,781,000 during 2012, up 13% per share. PSB provided no December 2013 quarterly provision for loan losses which benefited proforma quarterly earnings compared to December 2012. For the year, proforma earnings increased during 2013 primarily due to increased net interest income on earning asset growth compared to 2012.

Peter W. Knitt, President and CEO of PSB said, “Like a bobsled team in the Winter Olympics, PSB began 2013 with growing speed, momentum, and success. Loan growth, mortgage refinancing income and wealth management sales commissions drove income to record levels through mid-year. However, we hit a ‘speed bump’ during the September 2013 quarter when we recorded a $3.3 million loan write down after identifying an apparent customer fraud impacting several banks. We believe the risk was isolated to this specific borrower, and during the December 2013 quarter we regained our income momentum.”

Mr. Knitt added, “PSB delivered value to shareholders in many ways during 2013 with increased cash dividends, return on book equity of 8.37%, and a 20% increase in its common stock price. Our focus for growing shareholder value during 2014 targets a 10% return on book equity and our traditional increase in cash dividends per share. In addition, we expect to use existing capital and 2014 earnings to support merger and acquisition activities, pay down of subordinated debt, or the repurchase of common stock, such as the recently announced program to repurchase up to 10,000 shares at prices up to $30.00 per share on the open market.”

Knitt continued, “On January 22, we announced our agreement to purchase the Northwoods National Bank branch of The Baraboo National Bank. The purchase is expected to add approximately $22 million in loans and $44 million in deposits at the projected March 2014 closing. We will continue to operate the existing Northwoods location, which with Peoples’ existing Rhinelander branch is expected to represent the highest deposit market share in Rhinelander. This expansion within our existing market provides expected economies of scale over time and includes a portfolio of performing loans. Our existing northern Wisconsin branches in Rhinelander, Minocqua, and Eagle River provide a stronger branch network to Northwoods’ customers, promoting deposit retention and growth through the acquisition and future branch integration. Northwoods Rhinelander is PSB’s second acquisition following the purchase of Marathon State Bank in June 2012.”

Balance Sheet Highlights

Total assets were $711.5 million at December 31, 2013 compared to $712.0 million at December 31, 2012. During the year ended December 31, 2013, cash and cash equivalents and investment securities declined $29.3 million to fund $12.8 million in commercial related loan growth and $18.9 million in residential real estate loan growth. Since December 31, 2012, local deposits increased $9.2 million, which were used to pay down maturing wholesale funding by $9.2 million, or 8%. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $108.9 million (15.3% of total assets) at December 31, 2013 compared to $118.1 million (16.6% of total assets) at December 31, 2012. During the upcoming March 2014 quarter, loan growth is expected to be challenging due to an anticipated large customer loan prepayment while cash and cash equivalents will decline significantly as seasonal commercial and governmental property tax deposits are withdrawn, causing total assets to decline compared to December 31, 2013.

Asset Quality, Credit Costs, and Allowance for Loan Losses Highlights

Due to improving general credit trends within its portfolio as well as an $8 million decline in gross loans outstanding during the quarter ended December 31, 2013, PSB recorded no provision for loan losses during the December 2013 quarter. A provision for loan losses of $460,000 was recorded in the December 2012 quarter. Following a $3,340,000 provision for loan losses during the September 2013 quarter due to the write down of a loan to a grain commodities dealer who was discovered to have misrepresented inventory collateral, financial statements, inventory records, and federal warehouse receipts taken as collateral, PSB conducted a comprehensive review of loans with similar risk factors within its portfolio. While the review is ongoing, results to date have been positive, and PSB believes the risk was isolated to this specific borrower. The borrower and its operations remain under investigation by the authorities and all avenues for potential loan recovery are being pursued. Other quarterly credit costs include a $134,000 loss on foreclosed assets during the December 2013 quarter compared to $6,000 during the December 2012 quarter. Taken together, total credit costs were $134,000 and $466,000 during the quarters ended December 31, 2013 and 2012, respectively, a decline of 71%. The decline in credit costs was a significant driver of increased December 2013 quarterly net income compared to proforma December 2012 quarterly net income when the nonrecurring income and expense items associated with PSB’s 2012 purchase of Marathon State Bank are excluded.

PSB recorded a $4,015,000 provision for loan losses during the year ended December 31, 2013 ($675,000 excluding the large grain loss) compared to a provision of $785,000 during 2012. During the year, loss on foreclosed assets was $428,000 during 2013 and $573,000 during 2012. Taken together, total credit costs were $4,443,000 during 2013 ($1,103,000 excluding the large grain loss), compared to $1,358,000 during 2012. During the year, total net loan charge-offs were .92% of average loans outstanding (.26% excluding the large grain charge-off) during 2013 compared to .28% during 2012.

Total nonperforming assets were $10,389,000 at December 31, 2013 compared to $10,285,000 at September 30, 2013 and $12,454,000 at December 31, 2012. During the year ended December 31, 2013, total nonperforming assets declined $2,065,000, or 17%, led by a decline in restructured loans accruing interest while nonaccrual loans also declined slightly. At December 31, 2013, the allowance for loan losses was $6,783,000, or 1.31% of total loans (79% of nonperforming loans), compared to $7,431,000, or 1.53% of total loans (70% of nonperforming loans) at December 31, 2012.

All nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship included three relationships at December 31, 2013, totaling $2,031,000, compared to two relationships at December 31, 2012, totaling $1,416,000. During the December 2013 quarter, a new relationship was added to nonperforming assets, which included $642,000 in nonaccrual principal outstanding. Specific reserves maintained on these large problem loans were $462,000 at December 31, 2013 and $269,000 at December 31, 2012. During the March 2014 quarter, PSB expects restructured loans not on nonaccrual to increase $3.1 million from addition of a municipal tax financing district development loan upon restructuring of the debt issue. At December 31, 2013, PSB classified this municipal loan as an impaired but performing loan and maintained no specific reserves applicable to this credit.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	December 31,
(dollars in thousands)	2013	2012

Nonaccrual loans (excluding restructured loans)	$3,704	$6,491
Nonaccrual restructured loans	3,636	1,224
Restructured loans not on nonaccrual	1,299	2,965
Accruing loans past due 90 days or more	—	—

Total nonperforming loans	8,639	10,680
Foreclosed assets	1,750	1,774

Total nonperforming assets	$10,389	$12,454

Nonperforming loans as a % of gross loans	1.67%	2.20%
Total nonperforming assets as a % of total assets	1.46%	1.75%
Allowance for loan losses as a % of nonperforming loans	78.52%	69.58%

Capital and Liquidity Highlights

During the year ended December 31, 2013, stockholders’ equity increased $2,306,000 primarily from $4,744,000 of net income less $1,289,000 of dividends declared and further offset by a $1,204,000 reduction in unrealized gains on fixed rate securities as national interest rates increased in response to expected actions by the Board of Governors of the Federal Reserve if national economic conditions improve.

During the year ended December 31, 2013, PSB repurchased 10,030 shares of treasury stock on the open market at an average price of $26.78 per share. During the year ended December 31, 2012, 10,200 shares of common stock were repurchased at an average price of $25.70 per share. PSB recently announced a continuation of this stock buyback plan for the March 2014 quarter in which it would purchase up to 10,000 shares on the open market at prices up to $30.00 per share.

On February 1, 2013, PSB refinanced $7 million of 8% senior subordinated notes with $1 million of cash and $6 million in proceeds from issuance of new debt. The new debt included $4 million of privately placed senior subordinated notes carrying a 3.75% fixed interest rate with interest only payments, due in 2018, and $2 million in a fully amortizing term note with a correspondent bank carrying a floating rate of interest and maturing in 2015. Although the previous 8% notes qualified as Tier 2 regulatory capital, the new $6 million in notes do not qualify as regulatory capital. The refinancing reduced interest expense during the quarter and year ended December 31, 2013 by $103,000 and $340,000, respectively, compared to the prior year periods, and contributed to increased net income from continuing operations in 2013 compared to the prior year.

Net book value increased to $34.36 per share at December 31, 2013, compared to $32.93 per share at December 31, 2012, an increase of 4.3%. PSB’s equity to assets ratio increased to 7.98% at December 31, 2013 compared to 7.65% at December 31, 2012 due to increased retained earnings and maintaining total assets at $712 million at both the beginning and end of the year. However, the equity to assets ratio continues to be less than 8.49% at March 31, 2012 prior to the purchase of Marathon in the June 2012 quarter, which was funded using existing cash on hand without the issuance of new common stock. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at December 31, 2013.

In July 2013, the banking regulatory agencies finalized new regulatory rules applicable to all banks, often referred to as the “Basel III” capital requirements. The new rules expand the number of capital measurements and the new minimums over which a bank may pay dividends, certain executive compensation, or be considered adequately capitalized. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. The new rules begin to be effective during the March 2015 quarter, with an extended implementation period for certain measures. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock solely to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At December 31, 2013, unused and available wholesale funding was approximately $297 million, or 42% of total assets, compared to $273 million, or 38% of total assets at December 31, 2012. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.

Net Interest Margin Highlights

Tax adjusted net interest income totaled $5,601,000 (on net margin of 3.32%) during the December 31, 2013 quarter compared to $5,666,000 (3.40%) in the September 2013 quarter and $5,535,000 (3.38%) in the December 2012 quarter. Net margin has declined from prior quarters as loan yields have declined faster than funding costs. Compared to the linked September 2013 quarter, December 2013 quarterly loan yields declined .03%, to 4.49%, while average cost of interest bearing liabilities increased .01%, to .99%.

During the year ended December 31, tax adjusted net income totaled $22,273,000 (on net margin of 3.38%) during 2013 and $21,028,000 (on net margin of 3.41%) during 2012, an increase of $1,245,000, or 6%. Growth in net interest income was driven by a 7% increase in average earning assets during the year ended December 31, 2013 compared to the prior year which included both organic loan growth as well as assets purchased with Marathon State Bank during June 2012. During the year ended December 31, 2013, net interest income would have increased $2,337,000 from earning asset growth but was reduced $1,092,000 due to lower net margin.

Looking ahead, net margin remains under significant pressure from falling loan and security reinvestment yields. In light of very low market rates and intense competition for high credit quality loan growth, PSB expects loan yields during the upcoming quarter to decline slightly as maturities and originations are repriced at rates lower than the current portfolio. The decline in loan yield may be greater than deposit costs can be reduced with deposit rates already near functional minimums. However, during the March 2014 quarter, net margin may benefit from maturity of $12 million in high cost wholesale funding and a reduction in very low yielding overnight investments driven higher at December 31, 2013 by municipal seasonal year-end tax deposits. Net margin could decline slightly during the March 2014 quarter and net interest income could decline from that seen during the December 2013 quarter if loan growth does not continue.

Noninterest and Fee Income Highlights

Total noninterest income for the quarter ended December 31, 2013 was $1,274,000, compared to $1,559,000 earned during the December 2012 quarter, a decrease of $285,000, or 18.3%, as higher retail investment sales commissions were offset by lower mortgage banking income. Mortgage banking income decreased $329,000, or 56.5%, during the December 2013 quarter compared to the prior year quarter as national mortgage rates increased from historical lows and mortgage refinance activity dropped off sharply. In addition, December 2013 quarterly mortgage banking income was reduced $87,000 by a provision for mortgage servicing recourse liability not recorded in the December 2012 quarter. We expect mortgage banking income to stabilize during the March 2014 quarter compared to the December 2013 quarter as no additional provision for recourse liability is expected, although secondary market mortgage origination activity will likely continue to decline.

Total noninterest income for the year ended December 31, 2013 was $5,623,000 compared $6,568,000 during 2012, a decline of $945,000, or 14.4%. However, the prior year period included an $851,000 nonrecurring gain on purchase of Marathon. Excluding this special gain, year to date noninterest income would have been $5,623,000 and $5,717,000 in 2013 and 2012, respectively, a decrease of $94,000, or 1.6%, including a $204,000 decrease in mortgage banking (down 11.4%) offset by a 208,000 increase in retail investment sales commissions (up 28.3%).

Operating Expense Highlights

Noninterest expenses totaled $4,391,000 during the December 2013 quarter compared to $4,349,000 during the December 2012 quarter. However, both quarterly periods included special items including a $45,000 increase to legal expense from recovery efforts on the large grain credit loss during 2013, and $55,000 in Marathon data conversion expenses in 2012. Excluding the proforma effect of the grain loss legal expense, the special Marathon items, and loss on foreclosed assets, noninterest expense would have been $4,212,000 during the December 2013 quarter and $4,288,000 during the December 2012 quarter, a decrease of $76,000, or 1.8%.

Noninterest expenses totaled $16,506,000 during the year ended December 31, 2013 compared to $17,392,000 during 2012. As with the December quarterly periods, both year to date periods included special items including a $458,000 reduction in employee incentive costs during 2013 on recognition of the large grain charge-off, $45,000 of grain loss legal expense during 2013, and $674,000 of acquisition and conversion expenses associated with the purchase of Marathon during 2012. Excluding the proforma effect of the grain loss wage reduction and legal expense in 2013, the special 2012 Marathon items, and loss on foreclosed assets, noninterest expense would have been $16,491,000 during 2013 and $16,145,000 during 2012, an increase of $346,000, or 2.1%. The majority of the increase in proforma noninterest expense during 2013 would have been due to a $359,000 increase in wage expense, primarily from performance incentives that would have existed prior to recognition of the large September 2013 quarterly grain loan charge-off.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in noninterest income and expenses, proforma impacts to income from nonrecurring or unusual income and expense items, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2012. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

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PSB Holdings, Inc.
Quarterly Financial Summary

(dollars in thousands, except per share data)	Quarter ended – Unaudited
	December 31,	September 30	June 30,	March 31,	December 31,
Earnings and dividends:	2013	2013	2013	2013	2012

Net income	$1,561	$13	$1,561	$1,609	$1,685
Basic earnings per share(3)	$0.95	$0.01	$0.95	$0.97	$1.01
Diluted earnings per share(3)	$0.95	$0.01	$0.95	$0.97	$1.01
Dividends declared per share(3)	$0.39	$—	$0.39	$—	$0.38
Net book value per share	$34.36	$33.92	$34.04	$33.71	$32.93
Semi-annual dividend payout ratio	40.91%	n/a	20.32%	n/a	21.72%
Average common shares outstanding	1,651,518	1,651,518	1,651,664	1,656,162	1,662,929

Balance sheet - average balances:

Loans receivable, net of allowances	$507,898	$510,937	$499,425	$485,495	$472,096
Total assets	$704,559	$695,344	$688,353	$689,687	$691,688
Deposits	$557,639	$537,836	$525,158	$541,672	$546,371
Stockholders' equity	$57,243	$56,907	$57,223	$55,137	$54,661

Performance ratios:

Return on average assets(1)	0.88%	0.01%	0.91%	0.95%	0.97%
Return on avg. stockholders' equity(1)	10.82%	0.09%	10.94%	11.83%	12.26%
Average tangible stockholders' equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.07%	8.09%	8.18%	7.82%	7.71%
Net loan charge-offs to average loans(1)	0.27%	2.97%	0.12%	0.26%	0.38%
Nonperforming loans to gross loans	1.67%	1.66%	1.89%	2.02%	2.20%
Allowance for loan losses to gross loans	1.31%	1.36%	1.49%	1.49%	1.53%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	16.80%	16.73%	17.75%	19.33%	20.54%
Net interest rate margin(1)(2)	3.32%	3.40%	3.41%	3.37%	3.38%
Net interest rate spread(1)(2)	3.14%	3.23%	3.24%	3.20%	3.19%
Service fee revenue as a percent of
average demand deposits(1)	1.76%	2.01%	2.02%	1.89%	1.94%
Noninterest income as a percent
of gross revenue	15.92%	17.22%	18.54%	17.60%	18.35%
Efficiency ratio(2)	63.87%	53.94%	59.52%	59.50%	61.31%
Noninterest expenses to avg. assets(1)	2.47%	2.18%	2.46%	2.40%	2.50%

Stock price information:

High	$31.25	$31.50	$31.00	$28.50	$28.75
Low	$29.75	$29.40	$27.76	$25.30	$25.50
Market value at quarter-end	$31.25	$29.76	$29.25	$28.00	$26.00

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data – unaudited)	2013	2012	2013	2012

Interest and dividend income:
Loans, including fees	$5,793	$5,867	$23,126	$23,458
Securities:
Taxable	532	677	2,098	2,402
Tax-exempt	378	359	1,511	1,293
Other interest and dividends	25	34	81	91

Total interest and dividend income	6,728	6,937	26,816	27,244

Interest expense:
Deposits	772	902	3,051	4,161
FHLB advances	308	353	1,285	1,414
Other borrowings	160	149	650	596
Senior subordinated notes	37	153	184	578
Junior subordinated debentures	86	86	341	342

Total interest expense	1,363	1,643	5,511	7,091

Net interest income	5,365	5,294	21,305	20,153
Provision for loan losses	—	460	4,015	785

Net interest income after provision for loan losses	5,365	4,834	17,290	19,368

Noninterest income:
Service fees	410	409	1,580	1,648
Mortgage banking	253	582	1,591	1,795
Investment and insurance sales commissions	249	174	944	736
Net gain on sale of securities	—	—	12	—
Increase in cash surrender value of life insurance	102	103	402	407
Gain on bargain purchase	—	—	—	851
Other noninterest income	260	291	1,094	1,131

Total noninterest income	1,274	1,559	5,623	6,568

Noninterest expense:
Salaries and employee benefits	2,460	2,460	9,069	9,169
Occupancy and facilities	438	412	1,762	1,622
Loss on foreclosed assets	134	6	428	573
Data processing and other office operations	459	572	1,862	2,296
Advertising and promotion	101	92	335	327
FDIC insurance premiums	141	129	452	464
Other noninterest expenses	658	678	2,598	2,941

Total noninterest expense	4,391	4,349	16,506	17,392

Income before provision for income taxes	2,248	2,044	6,407	8,544
Provision for income taxes	687	359	1,663	2,535

Net income	$1,561	$1,685	$4,744	$6,009
Basic earnings per share	$0.95	$1.01	$2.87	$3.61
Diluted earnings per share	$0.95	$1.01	$2.87	$3.61

PSB Holdings, Inc.
Consolidated Statements of Comprehensive Income
Three Months Ended			Year Ended
December 31,			December 31,
(dollars in thousands – unaudited)	2013	2012	2013	2012

Net income	$1,561	$1,685	$4,744	$6,009

Other comprehensive income, net of tax:

Unrealized loss on securities available for sale	(181)	(131)	(961)	(191)

Reclassification adjustment for security gain included in net income	—	—	(7)	—

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(61)	(64)	(236)	(274)

Unrealized gain (loss) on interest rate swap	1	(2)	46	(179)

Reclassification adjustment of interest rate swap settlements included in earnings	29	27	113	104

Comprehensive income	$1,349	$1,515	$3,699	$5,469

PSB Holdings, Inc.
Consolidated Balance Sheets
December 31, 2013 unaudited, December 31, 2012 derived from audited financial statements
	December 31,	December 31,
(dollars in thousands, except per share data – unaudited)	2013	2012
Assets

Cash and due from banks	$13,800	$20,332
Interest-bearing deposits and money market funds	977	1,431
Federal Funds sold	16,745	27,084

Cash and cash equivalents	31,522	48,847
Securities available for sale (at fair value)	61,650	75,387
Securities held to maturity (fair value of $71,672 and $72,364)	71,629	69,822
Bank certificates of deposit	2,236	4,465
Loans held for sale	150	884
Loans receivable, net of allowance for loan losses	509,880	477,991
Accrued interest receivable	2,076	2,157
Foreclosed assets	1,750	1,774
Premises and equipment, net	9,669	10,240
Mortgage servicing rights, net	1,696	1,233
Federal Home Loan Bank stock (at cost)	2,556	2,506
Cash surrender value of bank-owned life insurance	12,826	11,813
Other assets	3,901	4,847

TOTAL ASSETS	$711,541	$711,966

Liabilities

Non-interest-bearing deposits	$102,644	$89,819
Interest-bearing deposits	474,870	475,623

Total deposits	577,514	565,442

Federal Home Loan Bank advances	38,049	50,124
Other borrowings	20,441	20,728
Senior subordinated notes	4,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	7,052	6,493

Total liabilities	654,788	657,519

Stockholders’ equity

Preferred stock - no par value: Authorized - 30,000 shares	—	—
Common stock - no par value with a stated value of $1 per share:
Authorized - 6,000,000 shares
Issued - 1,830,266 shares; Outstanding - 1,651,518 shares	1,830
Issued - 1,830,266 shares; Outstanding - 1,653,472 shares		1,830
Additional paid-in capital	6,967	7,020
Retained earnings	52,432	48,977
Accumulated other comprehensive income, net of tax	349	1,394
Treasury stock, at cost - 178,748 and 176,794 shares, respectively	(4,825)	(4,774)

Total stockholders’ equity	56,753	54,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$711,541	$711,966

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Quarter ended December 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$515,017	$5,834	4.49%	$479,654	$5,923	4.91%
Taxable securities	78,964	532	2.67%	93,744	677	2.87%
Tax-exempt securities(2)	54,248	573	4.19%	50,316	544	4.30%
FHLB stock	2,985	8	1.06%	2,633	3	0.45%
Other	17,179	17	0.39%	24,317	31	0.51%

Total(2)	668,393	6,964	4.13%	650,664	7,178	4.39%

Non-interest-earning assets:
Cash and due from banks	11,452			14,961
Premises and equipment, net	9,714			10,303
Cash surrender value insurance	12,760			11,749
Other assets	9,359			11,569
Allowance for loan losses	(7,119)			(7,558)

Total	$704,559			$691,688

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$167,257	$88	0.21%	$168,113	$151	0.36%
Money market deposits	127,354	107	0.33%	115,111	134	0.46%
Time deposits	170,555	577	1.34%	179,058	617	1.37%
FHLB borrowings	51,434	308	2.38%	50,124	353	2.80%
Other borrowings	20,385	160	3.11%	19,264	149	3.08%
Senior subordinated notes	4,000	37	3.67%	7,000	153	8.70%
Junior subordinated debentures	7,732	86	4.41%	7,732	86	4.42%

Total	548,717	1,363	0.99%	546,402	1,643	1.20%

Non-interest-bearing liabilities:
Demand deposits	92,473			84,089
Other liabilities	6,126			6,536
Stockholders’ equity	57,243			54,661

Total	$704,559			$691,688

Net interest income		$5,601			$5,535
Rate spread			3.14%			3.19%
Net yield on interest-earning assets			3.32%			3.38%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Year Ended December 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$508,454	$23,316	4.59%	$462,237	$23,667	5.12%
Taxable securities	83,049	2,098	2.53%	91,747	2,402	2.62%
Tax-exempt securities(2)	53,549	2,289	4.27%	41,825	1,959	4.68%
FHLB stock	3,138	14	0.45%	2,817	9	0.32%
Other	11,542	67	0.58%	17,445	82	0.47%

Total(2)	659,732	27,784	4.21%	616,071	28,119	4.56%

Non-interest-earning assets:
Cash and due from banks	10,476			17,979
Premises and equipment, net	9,935			10,078
Cash surrender value insurance	12,257			11,597
Other assets	9,557			11,427
Allowance for loan losses	(7,426)			(7,799)

Total	$694,531			$659,353

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$172,249	$383	0.22%	$154,428	$782	0.51%
Money market deposits	121,351	406	0.33%	110,587	586	0.53%
Time deposits	164,392	2,262	1.38%	176,187	2,793	1.59%
FHLB borrowings	57,035	1,285	2.25%	50,941	1,414	2.78%
Other borrowings	21,862	650	2.97%	19,190	596	3.11%
Senior subordinated notes	4,600	184	4.00%	7,000	578	8.26%
Junior subordinated debentures	7,732	341	4.41%	7,732	342	4.42%

Total	549,221	5,511	1.00%	526,065	7,091	1.35%

Non-interest-bearing liabilities:
Demand deposits	82,506			73,135
Other liabilities	6,117			7,128
Stockholders’ equity	56,687			53,025

Total	$694,531			$659,353

Net interest income		$22,273			$21,028
Rate spread			3.21%			3.21%
Net yield on interest-earning assets			3.38%			3.41%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

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